Exhibit (p)(iii)

Code of Ethics

August 2019

Table of Contents

Introduction	3
Personal Securities Transactions	5
Insider Trading	9
Gifts and Entertainment	14
Gifts and Entertainment Given to Foreign Government and Government Instrumentalities -The Foreign Corrupt Practices Act (“FCPA”)	15
Political and Charitable Contributions and Public Positions	18
Outside Business Activities and Employment	21
Whistleblower Policies and Procedures	22
Definitions	23

Introduction

At all times, Catenary Alternatives Asset Management, LLC (“CAAM” or the “Adviser”) and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The Chief Compliance Officer (“CCO”) administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable the Adviser to comply with all applicable Federal Securities Laws and the CCO to discharge her duties under the Code.

All Employees must act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, Investors, the public, prospects, third-party service providers, and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients and Investors. As a fiduciary, the Adviser must act in its Clients’ best interests. Neither the Adviser nor any Employee should ever benefit at the expense of a Client or Investor. Employees must notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks or concerns about the Adviser’s business practices with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Distribution of the Code and Acknowledgement of Receipt

The Adviser will distribute the Code to each Employee upon the commencement of employment, annually, and upon any change to the Code.

All Employees must acknowledge that they have received, read, understood, and agree to comply with the Code. Each Employee shall complete a Code of Ethics Acknowledgement Form and submit the completed form to the CCO via ComplySci upon commencement of employment, annually, and following changes to the Code.

Temporary Workers and Service Providers

The Adviser will take all reasonable steps to ensure that temporary workers and employees of service providers who spend extended periods working on-site comply with the letter and the spirit of the Federal Securities Laws. The CCO shall determine to what extent a temporary employee or contractor shall be subject to the specific provisions set forth in the Code.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including the Adviser, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for the Adviser, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

The Adviser’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest between the Adviser and Clients will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of the Adviser and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

Disclosure of the Code of Ethics

The Adviser will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code. All requests for the Adviser’s Code of Ethics should be directed to the CCO.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Adviser will protect the identity of an Employee who reports a suspected violation. However, the Adviser remains responsible for satisfying the regulatory reporting, investigative, and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with the Adviser’s fiduciary obligations to its Clients - trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

The Adviser’s Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Employees have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, siblings, parents-in-law, and children- in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of Beneficial Interest in a family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. Note, however, that in most cases, permission to exclude the accounts of spouses and minor children will not be granted.

Reportable Securities

The Adviser requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security, except:

1.	Direct obligations of the government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end investment companies registered in the U.S. (i.e., mutual funds), other than funds advised or underwritten by the Adviser or an affiliate;

5.	Interests in 529 college savings plans; and

6.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Adviser or an affiliate.

Exchange-traded funds, or ETFs, are Reportable Securities and are subject to the reporting requirements contained in this policy. Additionally, any Employee or Supervised Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered “Securities”1 for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Pre-Clearance Procedures

Employees must have written clearance for any transaction involving the following types of securities before completing the transaction: IPOs, private placements, and any Reportable Security, except foreign currency transactions, futures options, index options, index stocks, exchange-traded futures, and exchange-traded funds.

Generally speaking, Employees must pre-clear all equity and fixed income securities investments. The Adviser may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Transactions occurring in accounts managed by CAAM do not require pre-clearance. However, such accounts and transactions will be subject to additional oversight by the CIO and CCO.

Pre-clearance requests must be submitted through ComplySci and are good for 48 hours from the time approval is granted.

The Adviser or its Employees may receive information that may be deemed to be material and non-public from time to time.2 As such, the Adviser’s CCO will maintain a restricted list of issuers about which the Adviser personnel may be in possession of Material, Non-Public Information (the “Restricted List”). Preclearance requests will not be approved for any personal transactions in securities that are associated with any issuers on the Restricted List.

1 The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. “Security” may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered Securities.

2 Information provided by an Adviser could be material because of its expected effect on a particular class of securities, all of an Adviser’s securities, the securities of another Adviser, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and certain types of virtual currency or cryptocurrency coins or tokens that were created in connection with an initial coin offering or ICO. Material information need not relate to an Adviser’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material. See Insider Trading policies and procedures, or direct any questions to the CCO.

Reporting

The Adviser must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any securities, including accounts that hold securities that are excluded from the definition of a Reportable Security. (For example, if an Employee has a 401K account that holds only mutual funds, which are not Reportable Securities, the Employee must report the existence of the 401K account but does not need to report any of the securities held in the 401K account.) Reports regarding securities transactions and newly opened accounts must be submitted via ComplySci within 30 days of the end of each calendar quarter.

Employees must utilize ComplySci to fulfill quarterly reporting obligations. If an Employee did not have any transactions or account openings to report during a quarter, this should be indicated in ComplySci within 30 days of the end of each calendar quarter.

Initial and Annual Holding Reports

Employees must periodically report the existence of any account that holds any securities (including accounts that hold securities that are excluded from the definition of a Reportable Security), as well as all holdings in Reportable Securities. Reports regarding accounts and holdings must be submitted to the CCO or her designee on or before February 14th of each year, and within ten days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted through ComplySci.

Initial and annual reports must disclose the existence of all accounts that hold any securities, even if none of those securities in the account fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report, this should be indicated in ComplySci within ten days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Employees are not required to submit:

a.	Quarterly transaction reports for any transactions effected pursuant to an Automatic Investment Plan, such as a dividend reinvestment program or automatic investments in an employer’s stock option program. (However, any investments in Reportable Securities will still need to be reported on the Employee’s initial and annual holdings reports.)

b.	Any reports with respect to securities held in third-party managed accounts over which the Employee had no direct or indirect influence or control, such as an account professionally managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or her designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holding Reviews

The Adviser’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or her designee will closely monitor Employees’ trade requests and investment patterns to detect the following potentially abusive behavior:

1.	Frequent and/or short-term trades in any security;

2.	Trading opposite of Client trades;

3.	Trading ahead of Clients;

4.	Trading that appears to be based on Material, Non-Public Information; and

5.	Trading securities that are included on the Restricted List.

The CCO or her designee will review all personal securities transactions and holdings reports and will compare Employees’ trading with Clients’ trades as necessary. Upon review, the CCO or her designee will maintain a record of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CIO will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Insider Trading

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material, Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

1.	Trading by an insider while in possession of Material, Non-Public Information;

2.	Trading by a non-insider while in possession of Material, Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

3.	Trading by a non-insider who obtained Material, Non-Public Information through unlawful means such as computer hacking; and

4.	Communicating Material, Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

1.	Dividends or earnings announcements;

2.	Asset write-downs or write-offs;

3.	Additions to reserves for bad debts or contingent liabilities;

4.	Expansion or curtailment of Adviser or major division operations;

5.	Merger or joint venture announcements;

6.	New product or service announcements;

7.	Discovery or research developments;

8.	Criminal, civil, and government investigations and indictments;

9.	Pending labor disputes;

10.	Debt service or liquidity problems;

11.	Bankruptcy or insolvency problems;

12.	Tender offers and stock repurchase plans; and

13.	Recapitalization plans.

Information provided by an Adviser could be material because of its expected effect on a particular class of securities, all of an Adviser’s securities, the securities of another Adviser, or the securities of several companies. The prohibition against misusing Material, Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to an Adviser’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material, Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

1.	In person,

2.	In writing,

3.	By telephone,

4.	During a presentation,

5.	By email or instant messaging,

6.	By text message, or

7.	On a social networking site such as Facebook or LinkedIn.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material, Non-Public Information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material, Non-Public Information

Severe penalties exist for firms and individuals that engage in insider trading, including:

1.	Jail sentences;

2.	Civil injunctions;

3.	Disgorgement of profits or losses avoided;

4.	Criminal fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

5.	Fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided; and

6.	Restrictions from serving as an officer or director or being associated with a regulated entity.

The Adviser will not protect Employees found guilty of insider trading.

Policies and Procedures

Employees are strictly forbidden from engaging in insider trading, either personally or on behalf of the Adviser’s Clients. The Adviser’s Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. This policy also applies to transactions by corporations in which an Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which an Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material, Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

1.	Must immediately report the potential receipt of Material, Non-Public Information to the CCO;

2.	Must not trade the securities of any Adviser about which they may possess Material, Non-Public Information;

3.	Must not discuss any potentially Material, Non-Public Information with colleagues, except as specifically required by their position; and

4.	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material, Non-Public Information until the CCO dictates an appropriate course of action.

If the CCO determines that the information is material and non-public, the CCO will add the issuer to the Adviser’s Restricted List. The Adviser will not place any trades in the securities of any issuer on the Restricted List. Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

1.	Review the Adviser’s Insider Trading Policies and Procedures with the affected Employee(s) or all Employees;

2.	Ask the affected Employee(s) to execute written agreements that they will not disclose the potentially Material, Non-Public Information to others, including colleagues;

3.	Require the affected Employee(s) to institute enhanced information security practices;

4.	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information; and

5.	Conduct key word searches of Employees’ emails relating to the information in question.

Trading in affected securities may resume when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the Restricted List. The CCO shall maintain documentation regarding the dates an issuer was added or removed from the Restricted List.

The CCO shall disseminate the Restricted List to all Employees on a weekly basis and following any change to the list. In addition, the CCO shall maintain the Restricted List within the ComplySci system.

Selective Disclosure

Non-public information about the Adviser’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Adviser owes to its Clients.

Relationships with Potential Insiders

Clients and Investors may possess Material, Non-Public Information. Access to such information could come as a result of, among other things:

1.	Being employed by an issuer (or sitting on the issuer’s board of directors);

2.	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

3.	Sitting on an issuer’s creditor’s committee;

4.	Serving as an elected official, or otherwise being involved in non-public political processes;

5.	Personal relationships with connected individuals; and

6.	A spouse’s involvement in any of the preceding activities.

Individuals with access to Material, Non-Public Information may have an incentive to disclose the information to the Adviser due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients or Investors. Employees should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material, Non-Public Information.

Sub-Advisory Relationships

The Adviser may delegate management of Client assets to third-party managers. In doing so, the Adviser may receive Material, Non-Public Information about these managers’ investment strategies and trading activities. Employees are strictly prohibited from trading on, or improperly utilizing, Material, Non-Public Information obtained from third-party managers.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to the Adviser’s Code of Ethics, as well as the Adviser’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of the Adviser and other market participants and trading counterparties. Employees should consult with the CCO regarding questions about the appropriateness of any communications.

Gifts and Entertainment

Employees’ Receipt of Entertainment

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Employee’s portion of the entertainment is greater than $250, the Employee must report his/her attendance in ComplySci.

Employee’s Receipt of Gifts

Employees must report any gifts received that are valued at $100 or more via ComplySci. Gifts such as holiday baskets or lunches delivered to the Adviser’s offices, which are received on behalf of the Adviser, do not require reporting.

The Adviser’s Gift and Entertainment Giving Policy

The Adviser and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $250 to any Client, Investor, prospect, or individual or entity that the Adviser does or is seeking to do business with. Employees should seek approval through ComplySci.

Gifts and Entertainment Monitoring

The CCO shall track and monitor Employees’ provision and receipt of gifts and entertainment. Employees should consult with the CCO if there is any question as to whether gifts or entertainment need to be precleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries

The Adviser is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported in ComplySci.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by the Adviser to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Adviser’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported in ComplySci.

Gifts and Entertainment Given to Foreign Government and Government Instrumentalities -The Foreign Corrupt Practices Act (“FCPA”)

Background

The FCPA was enacted in 1977 in response to revelations of widespread bribery of foreign officials by U.S. companies. The FCPA was intended to halt corrupt practices, create a level playing field for honest businesses, and restore public confidence in the integrity of the marketplace. The Department of Justice (“DOJ”) and the SEC share FCPA enforcement authority and are committed to fighting foreign bribery through robust enforcement.

The FCPA contains both anti-bribery and accounting provisions. The anti-bribery provisions prohibit U.S. persons and businesses, U.S. and foreign public companies or issuers listed on stock exchanges in the U.S. or which are required to file periodic reports with the SEC, and certain foreign persons and businesses acting while in the territory of the U.S. from making corrupt payments to foreign officials to obtain or retain business. The accounting provisions require issuers to make and keep accurate books and records and to develop and maintain an adequate system of internal accounting controls. The accounting provisions also prohibit individuals and businesses from knowingly failing to implement a system of internal controls or falsifying books and records. The FCPA also includes whistleblower procedures.

The FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. The Adviser and its Employees must comply with the spirit and the letter of the FCPA at all times.

Policy

This policy applies to all employees, and provides standards of conduct and practices under the anti-bribery and accounting provisions of the FCPA. CAAM employees are prohibited from giving “things of value” to a “foreign official” in order to obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government.

Employees must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Employees must consult with the CCO prior to giving anything of value that might be subject to the FCPA Employees must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive. Employees should consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Foreign Official

For purposes of this policy, a “Foreign Official” includes:

■	An officer or employee of a foreign government, agency, or instrumentality of the agency;

■	A public international organization;

■	Any person acting in an official capacity for or on behalf of a foreign government or department, agency, or instrumentality; or for or on behalf of a public international organization; or

■	A foreign political party or official or person acting on behalf of a foreign political party.

The CCO shall conduct due diligence on the selection of any third party to be used in connection with doing business with a foreign government, its officials or anyone meeting the definition of “Foreign Official.”

No agent, representative, or consultant may be retained for the purpose of doing business with a foreign official without consultation with the CCO. Contracts with such third parties shall be in writing, and specifically obligate the individual or entity to comply with the FCPA provisions. Payment to such third parties shall be made only if it is reasonable in relation to the services performed.

As set forth in CAAM’s Anti Money Laundering Program, CAAM shall conduct enhanced due diligence of any accounts for Senior Foreign Political Figures, or Politically Exposed Persons to detect and report transactions that may involve proceeds of foreign corruption.

Payments to Foreign Officials

The FCPA permits the giving of gifts and entertainment under certain limited circumstances. This includes certain gifts and entertainments that are lawful under the laws and regulations of the recipient’s country and travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on all relevant facts and circumstances.

Payments to a foreign official, political party, party official or candidate in their official capacity must meet the following conditions:

●	the payment, gift, offer or promise of anything of value to a foreign official, political party, party official, or candidate is lawful under the laws and regulations of the recipient’s country; or

●	the payment, gift, offer or promise of anything of value is a reasonable and bona fide expenditure (e.g., travel and lodging expenses) incurred by or on behalf of the foreign official, political party, party official, or candidate and is directly related to the promotion, demonstration, or explanation of products or services, or the execution or performance of a contract with a foreign government or agency; or

●	the payment is for a “routine governmental action” such as for a license, permit, visas, work orders, etc.

Employees are prohibited from making cash payments or political contributions on behalf of CAAM to foreign officials, either directly or via a third party. Employees are prohibited from making payments to third parties or intermediaries when all or a portion of such money, or thing of value, will be offered, given or promised, directly or indirectly, to a foreign official. Intermediaries may include, but are not limited to, joint venture partners and other agents such as consultants, independent service providers, or vendors.

Employees must consult with the CCO prior to giving anything of value to foreign officials that might be subject to the FCPA. The only exception is meals and beverages provided in connection with a legitimate business meeting and that are not lavish, or excessive. All approved gifts and entertainment and “things of value” shall be reported on ComplySci.

Responsibilities

Employees must consult with the CCO if there are any questions regarding this policy. An employee’s failure to adhere to this policy may result in civil and criminal penalties for violating the FCPA and lead to immediate termination from employment.

The CCO shall be responsible for:

●	Establishing appropriate procedures and other internal controls to fulfill the provisions, accounting, and documentation requirements of the FCPA.

●	Ensuring that contracts with third parties used in connection with doing business with a foreign government contain FCPA provisions.

●	Periodically reviewing CAAM’s documentation of gifts and entertainment for patterns of suspicious gifts or entertainment expenses to “foreign nationals.”

●	Reporting to management suspicious payments or patterns of suspicious payments.

●	Providing FCPA training to all employees.

Political and Charitable Contributions and Public Positions

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) limits the fees that can be collected from state and local government officials, candidates, and political parties in the event of a “contribution” to such officials, candidates, and political parties by, among others:

1.	Registered investment advisers;

2.	Firms that solicit clients or investors on behalf of registered investment advisers; and

3.	Covered Associates (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that Government Entity. This prohibition also applies to Covered Associates of the adviser.

A Covered Associate of an adviser is defined to include:

1.	Any general partner, managing member, executive officer, or other individual with a similar status or function;

2.	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

3.	Any political action committee controlled by the adviser or by any person that meets the definition of a Covered Associate.

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by the Pay-to-Play Rule can apply to the activities of individuals for the two years before they became Covered Associates of an investment adviser. However, for Covered Associates who are not involved in soliciting clients, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients

The Pay-to-Play Rule prohibits the compensation of any person to solicit a Government Entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker-dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting Government Entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the Government Entity during the prior two years.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the Government Entity or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the Government Entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within the Pay-to-Play Rule’s definition of a Government Entity. Among other things, advisers with Government Entity clients must keep records showing political contributions by Covered Associates and a listing of all Government Entity clients.

Guidance Regarding Bona Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate the Pay-to-Play Rule.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to advisers that provide advisory services to a Government Entity through the management of a separate account or through an investment in a pooled private fund.

Policies and Procedures

Political Contributions

Political contributions by the Adviser or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee or a Covered Associate or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from through ComplySci. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by the Pay-to-Play Rule, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO or her designee will obtain information from individuals who are expected to become Covered Associates regarding their past political contributions. The information is reported on ComplySci.

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by the Adviser or its affiliates, rather than its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients and Investors that meet the definition of a Government Entity.

Charitable Contributions

Donations by the Adviser or Employees to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with the Adviser’s business activities.

Outside Business Activities and Employment

Employees may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Employees may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Outside Business Activities

Employees are prohibited from engaging in outside business activities without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees may be permitted to engage in other business activities, even though such activities may be in competition with Clients and/or may involve substantial time and resources. If an Employee is permitted to engage in such activities, he/she will engage in such activities in a manner that is consistent with our fiduciary duties to Clients. Employees should use the ComplySci system to seek approval for outside business activities. The CCO will track Employees’ participation in outside business activities.

No Employee may utilize property of the Adviser, or utilize the services of the Adviser or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Adviser and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material, Non-Public Information from a prior employer, a nonsolicitation and/or non-compete clause in the Employee’s previous employment agreement, and any prior political contributions made by the Employee.

Whistleblower Policies and Procedures

Rule 21F under Sec. 21F of Securities Exchange Act provides for reporting possible violation of federal securities laws and potential rewards for information that leads to successful enforcement of a covered judicial or administrative action where monetary sanctions equal $1,000,000 or more.

The Adviser strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. The Adviser will not, under any circumstances, prohibit an employee from reporting a possible securities law violation in connection with the Adviser’s business or operations (referred to herein as “Misconduct”). Each employee is encouraged to immediately report any possible misconduct that the employee believes has occurred, is ongoing or is about to occur in accordance with these procedures. The Adviser has established the following procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports.

Procedures

Making a Report

Any employee who believes that possible misconduct by one or more employees or other representatives of the Adviser has occurred, is ongoing or is about to occur, is encouraged to bring the concern to the attention of the CCO or the CFO (the “Contact Person”). A report of possible misconduct (each, a “Report”) may be made orally or in writing. Any Report involving the possible misconduct of a Contact Person must be made to another Contact Person or member of the Adviser’s senior management.

Addressing a Report

Upon receiving a Report, the Contact Person will review the information and consider all appropriate actions to address the Report, which may include involving the CCO, internal or outside counsel, accounting firms or other personnel or third parties. The Contact Person may determine, in his or her discretion, whether or not it is appropriate to investigate the issues raised in the Report and, if so, the course of any investigation.

Confidentiality

All Reports will be treated as confidential. The employee’s Report will be kept confidential other than to those who need to know such as the Contact Person or counsel or someone else conducting an investigation. Any person identified in the Report as a potential wrongdoer will not be provided the name of the person reporting.

Anti-Retaliation

The Adviser will not retaliate against an employees that reports any activity, policy, or practice of the Adviser, a department, employee(s) or of another individual or entity with whom the Adviser has a business relationship, that the employee believes is in violation of a law, or a rule, or regulation mandated pursuant to law. Management, supervisory staff and others are prohibited from engaging in discipline, threats, or discriminatory actions against employees for engaging in whistleblowing activities.

Definitions

 The following defined terms are used throughout this Code of Ethics. Other capitalized terms are defined within specific sections of the Code of Ethics.

1.	Adviser - Catenary Alternatives Asset Management, LLC

2.	Advisers Act - The Investment Advisers Act of 1940, as amended

3.	Automatic Investment Plan - A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

4.	Beneficial Interest - An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

5.	CCO - Zulay Hunter, the Adviser’s Chief Compliance Officer.

6.	CIO- Eli Cohen, CAAM’s Chief Investment Officer.

7.	Clients - Individuals and entities for which the Adviser provides investment advisory services

8.	Employees - the Adviser’s officers, directors, principals, and employees

9.	ERISA - The Employee Retirement Income and Savings Act of 1974

10.	Federal Securities Laws - The Federal Securities Laws include the Securities Act of 1933, the Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Adviser Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

11.	CAAM - Catenary Alternatives Asset Management, LLC

12.	Investor - A limited partner or shareholder in a pooled investment vehicle advised by the Adviser or an affiliate.

13.	IPO - An initial public offering. An IPO is an offering of securities registered under the Securities Act of 1933where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act of 1934.

14.	Material, Non-Public Information - Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Employees should consult with the Adviser’s CCO about any questions as to whether information constitutes Material, Non-Public Information.

15.	ComplySci - (formerly known as Personal Trading Control Center or PTCC), the Adviser’s system for monitoring and tracking various Employee reports and certifications, including but not limited to Employee’s personal trading, gifts & entertainment, political contributions, and outside affiliations.

16.	SEC - The Securities and Exchange Commission